Exhibit 3.1

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEW RESIDENTIAL INVESTMENT CORP.

Pursuant to Sections 242 and 245 of the

Delaware General Corporation Law

New Residential Investment Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

(1) The name of the Corporation is New Residential Investment Corp. The Corporation was originally formed as NIC MSR LLC, a Delaware limited liability company and wholly owned subsidiary of Newcastle Investment Corp. (“Newcastle”), in September 2011. It subsequently was converted to a Delaware corporation and changed its name on December 20, 2012. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on December 20, 2012.

(2) This Amended and Restated Certificate of Incorporation was duly adopted by the board of directors of the Corporation (the “Board of Directors”) and by the stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the GCL.

(3) This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

(4) Effective as of             , 2013, the text of the Certificate of Incorporation is amended and restated in its entirety as follows:

FIRST: The name of the Corporation is New Residential Investment Corp.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL.

FOURTH: (a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is two billion one hundred million (2,100,000,000) shares of capital stock, consisting of (i) two billion (2,000,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”) and (ii) one hundred million (100,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

(b) Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(1) Each holder of record of shares of Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each share held by such holder of record.

(2) Subject to the prior rights of the holders of all classes or series of stock at the time outstanding having prior rights as to dividends, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(3) Subject to the prior rights of creditors of the Corporation and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Corporation, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Common Stock shall be entitled to receive their ratable and proportionate share of the remaining assets of the Corporation.

(4) No holder of shares of Common Stock shall have cumulative voting rights.

(5) No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

(c) Preferred Stock. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

(d) Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) The Board of Directors shall consist of not less than three nor more than nine members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors that the Corporation would have if there were no director vacancies.

(c) The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors assigned at the time of the filing of this Amended and Restated Certificate of Incorporation shall terminate on the date of the 2014 annual meeting; the term of the initial Class II directors assigned at the time of the filing of this Amended and Restated Certificate of Incorporation shall terminate on the date of the 2015 annual meeting; and the term of the initial Class III directors assigned at the time of the filing of this Amended and Restated Certificate of Incorporation shall terminate on the date of the 2016 annual meeting. At each succeeding annual meeting of stockholders beginning in 2014, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term and until their successors are duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the directors of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

(d) Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote in the election of directors. The vacancy in the Board of Directors caused by any such removal shall be filled as provided in Part (f) of this Article FIFTH.

(e) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(f) Subject to the terms of any one or more classes or series of Preferred Stock, (i) any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and (ii) any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, by a sole remaining director or, solely in the event of the removal of the entire Board of Directors, by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote in the election of directors. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.

(g) If the Corporation elects to qualify for federal income tax treatment as a REIT (as defined in Article ELEVENTH), the Board of Directors shall use its reasonable best efforts to take such actions as it determines are necessary, desirable or appropriate to preserve the qualification of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code (as defined in Article ELEVENTH). The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article ELEVENTH is no longer required for REIT qualification.

(h) To the extent that the Corporation has incurred or the Board of Directors determines that the Corporation will incur any tax pursuant to Section 860E(e)(6) of the Code as the result of any “excess inclusion” income (within the meaning of Section 860E of the Code) of the Corporation that is allocable to a stockholder that is a “disqualified organization” (as defined in Section 860E(e)(5) of the Code), the Board of Directors may, in its sole discretion, cause the Corporation to allocate such tax solely to the stock held by such disqualified organization in the manner described in Treasury Regulation Section 1.860E-2(b)(4), by reducing from one or more distributions paid to such stockholder the tax incurred by the Corporation pursuant to Section 860E(e)(6) as a result of such stockholder’s stock ownership.

(i) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, and any bylaws adopted by the stockholders or the Board of Directors, as the case may be, as amended and/or restated from time to time (the “Bylaws”); provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

(j) Unless otherwise required by law, special meetings of stockholders, for any purpose or purposes, may be called at any time by either (i) the Chairman of the Board of Directors,

if there be one, or (ii) the Chief Executive Officer, if there be one, and shall be called by any such officer at the request in writing of (i) the Board of Directors or (ii) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers include the authority to call such meetings. The ability of the stockholders to call or cause a special meeting of stockholders to be called is hereby specifically denied.

SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article

SEVENTH shall include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article SEVENTH.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

Any repeal or modification of this Article SEVENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

EIGHTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.

NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

TENTH: (a) Subject to Part (b) of this Article TENTH, the Bylaws may be altered, amended or repealed, in whole or in part, either (i) by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote thereon (and, for the avoidance of doubt, without approval of the Board of Directors) or (ii) by the affirmative vote of a majority of the total number of directors that the Corporation would have if there were no director vacancies (and, for the avoidance of doubt, without approval of the stockholders).

(b) Notwithstanding Part (a) of this Article TENTH, or any other provision of the Bylaws (and in addition to any other vote that may be required by law) (i) any amendment, alteration or repeal, in whole or in part, of Section 2.3 (Special Meetings), Section 2.9 (Consent of Stockholders in Lieu of Meeting), Section 3.1 (Number and Election of Directors), Section 3.2 (Vacancies), Section 3.3 (Duties and Powers), Section 3.6 (Resignations and Removals of Directors), Article X (Amendments) and Article XI (Definitions) of the Bylaws (collectively, the “Specified Bylaws”) in effect on the first day on which Newcastle ceases to own 100% of the Capital Stock of the Corporation (which, for the avoidance of doubt, would include the adoption of any provision as part of the Bylaws that is inconsistent with the purpose and intent of the Specified Bylaws), shall require the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote thereon, and (ii) the ability of the Board of Directors to amend, alter or repeal the Specified Bylaws is specifically denied.

ELEVENTH: (a) Definitions. For purposes of this Article ELEVENTH, the following definitions shall apply:

“Aggregate Stock Ownership Limit” shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Capital Stock, subject to the Board of Directors’ power under Part (b)(8) of this Article ELEVENTH hereof to increase or decrease such percentage. The value and number of the outstanding shares of Capital Stock shall be determined by the Board of Directors of the

Corporation in good faith, which determination shall be conclusive for all purposes hereof. For the purposes of determining the percentage ownership of Capital Stock by any Person, shares of Capital Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person, but not Capital Stock issuable with respect to the conversion, exchange or exercise of securities for the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

“Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

“Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Part (c)(6) of this Article ELEVENTH, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Corporation, as amended and restated from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock Ownership Limit” shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock, subject to the Board of Directors’ power under Part (b)(8) of this Article ELEVENTH hereof to increase or decrease such percentage. The number and value of the outstanding shares of Common Stock of the Corporation shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof. For purposes of determining the percentage ownership of Common Stock by any Person, shares of Common Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person, but not Common Stock issuable with respect to the conversion, exchange or exercise of securities for the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

“Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned actually or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Excepted Holder” shall mean a Person for whom an Excepted Holder Limit is created by the Certificate of Incorporation or by the Board of Directors pursuant to Part (b)(7) of this Article ELEVENTH.

“Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Certificate of Incorporation or by the Board of Directors pursuant to this Article ELEVENTH and subject to adjustment pursuant to Part (b)(8) of this Article ELEVENTH, the percentage limit established for an Excepted Holder by the Board of Directors pursuant to Part (b)(7) of this Article ELEVENTH.

“Initial Date” shall mean the first day on which Newcastle ceases to own 100% of the Capital Stock of the Corporation.

“Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last reported sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the

Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

“NYSE” shall mean the New York Stock Exchange.

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and a group to which an Excepted Holder Limit applies.

“Prohibited Owner” shall mean, with respect to any purported Transfer (or other event), any Person who, but for the provisions of this Article ELEVENTH, would Beneficially Own or Constructively Own shares of Capital Stock in violation of the provisions of this Article ELEVENTH and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares of Capital Stock that the Prohibited Owner would have so owned.

“REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.

“Restriction Termination Date” shall mean the first day after the Initial Date on which the Corporation determines pursuant to Part (g) of Article FIFTH that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or possess Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

“Trust” shall mean any trust provided for in Part (c)(1) of this Article ELEVENTH.

“Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

(b) Capital Stock.

(1) Ownership Limitations. During the period commencing on the Initial Date and ending on the Restriction Termination Date:

(a) Basic Restrictions.

(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own either shares of Capital Stock in excess of the Aggregate Stock Ownership Limit or shares of Common Stock in excess of the Common Stock Ownership Limit and (2) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership to the extent that such Beneficial or Constructive Ownership would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code. (For this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation)).

(iii) Notwithstanding any other provisions contained herein, any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Capital Stock being Beneficially Owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(b) Transfer in Trust. If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the

NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Part (b)(1)(a)(i) or (b)(1)(a)(ii) of this Article ELEVENTH,

(i) then that number of shares of Capital Stock the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Part (b)(1)(a)(i) or (b)(1)(a)(ii) of this Article ELEVENTH (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Part (c) of this Article ELEVENTH, effective as of the close of business on the Business Day prior to the date of such Transfer (or other event), and such Person shall acquire no rights in such shares of Capital Stock; or

(ii) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Part (b)(1)(a)(i) or (b)(1)(a)(ii) of this Article ELEVENTH, then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Part (b)(1)(a)(i) or (b)(1)(a)(ii) of this Article ELEVENTH shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(iii) In determining which shares of Capital Stock are to be transferred to a Trust in accordance with this Part (b)(1)(b) and Part (c) of this Article ELEVENTH, shares shall be so transferred to a Trust in such manner that minimizes the aggregate value of the shares that are transferred to the Trust (except to the extent that the Board of Directors determines that the shares transferred to the Trust shall be those directly or indirectly held or Beneficially Owned or Constructively Owned by a Person or Persons that caused or contributed to the application of this Part (b)(1)(b) of this Article ELEVENTH), and to the extent not inconsistent therewith, on a pro rata basis.

(iv) To the extent that, upon a transfer of shares of Capital Stock pursuant to this Part (b)(1)(b) of this Article ELEVENTH, a violation of Part (b)(1)(a) of this Article ELEVENTH would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would result in the Capital Stock being beneficially owned (determined under the principles of Section 856(a)(5) of the Code) by less than 100 Persons), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of Part (b)(1)(a) of this Article ELEVENTH.

(2) Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof (or other designees if permitted by the GCL) shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Part (b)(1)(a) of this Article ELEVENTH or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Part (b)(1)(a) of this Article ELEVENTH (whether or not such violation is intended), the Board of Directors or a committee thereof (or other designees if permitted by the GCL) shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Part (b)(1)(a) of this Article ELEVENTH shall automatically result in the transfer to the Trust described above and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

(3) Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Part (b)(1)(a) of this Article ELEVENTH or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Part (b)(1)(b) of this Article ELEVENTH shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s qualification as a REIT.

(4) Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) in number or value of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock and other shares of the Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall promptly provide to the Corporation in writing such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s qualification as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit; and

(b) each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall promptly provide to the Corporation in writing such information as the Corporation may request, in good faith, in order to determine the Corporation’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.

(5) Remedies Not Limited. Subject to Part (g) of Article FIFTH of the Certificate of Incorporation, nothing contained in this Article ELEVENTH shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s qualification as a REIT.

(6) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article ELEVENTH, or any definition contained in Part (a) of this Article ELEVENTH, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this Article ELEVENTH or any such definition with respect to any situation based on the facts known to it. In the event this Article ELEVENTH requires an action by the Board of Directors and the Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article ELEVENTH. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in this Article ELEVENTH) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in

violation of this Article ELEVENTH, such remedies (as applicable) shall apply first to the shares of Capital Stock that, but for such remedies, would have been actually owned by such Person, and second to shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

(7) Exceptions.

(a) Subject to Part (b)(1) of this Article ELEVENTH, the Board of Directors of the Corporation, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits and may establish or increase an Excepted Holder Limit for such Person if:

(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no Person’s Beneficial or Constructive Ownership of such shares of Capital Stock will violate Part (b)(1)(a)(ii) of this Article ELEVENTH;

(ii) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact; and

(iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Part (b) of this Article ELEVENTH) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Part (b)(1)(b) and (c) of this Article ELEVENTH.

(b) Prior to granting any exception pursuant to Part (b)(7)(a) of this Article ELEVENTH, the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Part (b)(1)(a)(ii) of this Article ELEVENTH, an underwriter or placement agent or someone acting in a similar capacity that participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit, as the case may be.

(8) Change in Aggregate Stock Ownership Limit and Common Stock Ownership Limit. The Board of Directors may from time to time increase or decrease the Aggregate Stock Ownership Limit and Common Stock Ownership Limit; provided, however, that a decreased Aggregate Stock Ownership Limit or Common Stock Ownership Limit will not be effective for any Person whose percentage ownership of Capital Stock or Common Stock, as the case may be, is in excess of such decreased Aggregate Stock Ownership Limit or Common Stock Ownership Limit until such time as such Person’s percentage of Capital Stock or Common Stock, as the case may be, equals or falls below the decreased Aggregate Stock Ownership Limit or Common Stock Ownership, but until such time as such Person’s percentage of Capital Stock or Common Stock, as the case may be, falls below such decreased Aggregate Stock Ownership Limit or Common Stock Ownership Limit, any further acquisition of Capital Stock or Common Stock will be in violation of the Aggregate Stock Ownership Limit or Common Stock Ownership Limit and, provided further, that the new Aggregate Stock Ownership Limit or Common Stock Ownership Limit would not allow five or fewer individuals (as defined in Section 542(a)(2) of the Code and taking into account all Excepted Holders) to Beneficially Own more than 49.9% in value of the outstanding Capital Stock.

(9) Legend. Each certificate for shares of Capital Stock shall bear substantially the following legend:

“The shares of any class or series of the Corporation’s stock (the “Capital Stock”) represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer (as each such capitalized term is defined in the Corporation’s Certificate of Incorporation, as the same may be amended from time to time (the “Certificate of Incorporation”)) for the purpose of the Corporation’s maintenance of its status as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Certificate of Incorporation, (i) no Person (as defined in the Certificate of Incorporation) may Beneficially Own or Constructively Own shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”) in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the total outstanding shares of Common Stock unless such Person is an Excepted Holder (as defined in the Certificate of Incorporation), in which case the Excepted Holder Limit (as defined in the Certificate of Incorporation) shall be applicable; (ii) no Person may Beneficially Own or Constructively Own shares of Capital Stock in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the total outstanding shares of Capital Stock, unless such Person is an Excepted Holder, in which case the Excepted Holder Limit shall be applicable; (iii) no Person may Beneficially Own or Constructively Own shares of Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock. Any Person who Beneficially Owns or Constructively Owns, or attempts to Beneficially Own or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice. If any of the above restrictions on Beneficial Ownership, Constructive Ownership or Transfer described in (i) through (iii) above are violated, the shares of

Capital Stock in excess or in violation of the above limitation will be automatically transferred to a Trust (as defined in the Certificate of Incorporation) for the benefit of one or more Charitable Beneficiaries (as defined in the Certificate of Incorporation). In addition, the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Capital Stock; provided, however, that any Transfer or attempted Transfer or other event in violation of the above restrictions on Beneficial Ownership, Constructive Ownership and Transfer shall automatically result in the above transfer to the Trust and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors. The Board of Directors may, pursuant to Part (b)(8) of Article ELEVENTH of the Certificate of Incorporation, increase or decrease the percentage of Common Stock or Capital Stock that a person may Beneficially Own or Constructively Own.

A copy of the Certificate of Incorporation, including the above restrictions on Beneficial Ownership, Constructive Ownership and Transfer, will be furnished to each holder of Capital Stock on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office or to the Transfer Agent and Registrar.”

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

(c) Transfer of Capital Stock in Trust.

(1) Ownership in Trust. Upon any purported Transfer or other event described in Part (b)(1)(b) of this Article ELEVENTH that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Part (b)(1)(b) of this Article ELEVENTH. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Part (c)(6) of this Article ELEVENTH.

(2) Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall continue to be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares of Capital Stock held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

(3) Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid with respect to such shares of Capital Stock by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to the GCL, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article ELEVENTH, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(4) Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Part (b)(1)(a) of this Article ELEVENTH. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Part (c)(4) of this Article ELEVENTH. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Part (c)(3) of this Article ELEVENTH. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (a) such shares shall be deemed to have been sold on behalf of the Trust and (b) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Part (c)(4) of this Article ELEVENTH, such excess shall be paid to the Trustee upon demand.

(5) Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Part (c)(3) of this Article ELEVENTH. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Part (c)(4) of this Article ELEVENTH. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.

(6) Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Part (b)(1)(a) of this Article ELEVENTH in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Part (b)(1)(b) of this Article ELEVENTH shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

(d) NYSE Transactions. Nothing in this Article ELEVENTH shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article ELEVENTH and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article ELEVENTH.

(e) Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article ELEVENTH.

(f) Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

(g) Severability. If any provision of this Article ELEVENTH or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

TWELFTH: (a) Definitions. For purposes of this Article TWELFTH, the following definitions shall apply:

“Affiliate” means, with respect to a given person, any other person that, directly or indirectly, controls, is controlled by or is under common control with, such person; provided, however, that for purposes of this definition and this Article TWELFTH, none of (i) the New Residential Entities and any entities (including corporations, partnerships, limited liability companies or other persons) in which such New Residential Entities hold, directly or indirectly, an ownership interest, on the one hand, or (ii) the Fortress Stockholders and their Affiliates (excluding any New Residential Entities or other entities described in clause (i)) , on the other hand, shall be deemed to be “Affiliates” of one another. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any person, means the possession, directly or indirectly, of beneficial ownership of, or the power to vote, ten percent (10%) or more of the securities having voting power for the election of directors (or other persons acting in similar capacities) of such person or the power otherwise to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“beneficially own” and “beneficial ownership” and similar terms used herein shall be determined in accordance with Rules 13d-3 and 13d-5 under the 1934 Act.

“corporate opportunity” shall include, but not be limited to, business opportunities which the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are ones in which the Corporation has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of the Fortress Stockholders or any of their Affiliates or their officers or directors will be brought into conflict with that of any of the New Residential Entities or their Affiliates.

“Fortress Affiliate Stockholders” shall mean (A) any director of the Corporation who may be deemed an Affiliate of Fortress Investment Group LLC (“FIG”), (B) any director or officer of FIG or its Affiliates and (C) any investment funds (including any managed accounts) managed directly or indirectly by FIG or its Affiliates.

“Fortress Stockholders” shall mean (i) the Initial Stockholder, (ii) each Fortress Affiliate Stockholder and (iii) each Permitted Transferee.

“Governmental Entity” shall mean any national, state, provincial, municipal, local or foreign government, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority, commission or agency or any non-governmental, self-regulatory authority, commission or agency.

“Initial Stockholder” shall mean Fortress Operating Entity I LP and its successors.

“Judgment” shall mean any order, writ, injunction, award, judgment, ruling or decree of any Governmental Entity.

“Law” shall mean any statute, law, code, ordinance, rule or regulation of any Governmental Entity.

“Lien” shall mean any pledge, claim, equity, option, lien, charge, mortgage, easement, right-of-way, call right, right of first refusal, “tag”- or “drag”- along right, encumbrance, security interest or other similar restriction of any kind or nature whatsoever.

“New Residential Entities” means the Corporation and its Subsidiaries, and “New Residential Entity” shall mean any of the New Residential Entities.

“Permitted Transferee” shall mean, with respect to each Fortress Stockholder, (i) any other Fortress Stockholder, (ii) such Fortress Stockholder’s Affiliates and (iii) in the case of any Fortress Stockholder, (A) any member or general or limited partner of such Fortress Stockholder (including, without limitation, any member of the Initial Stockholder), (B) any corporation, partnership, limited liability company or other entity that is an Affiliate of such Fortress Stockholder or any general or limited partner of such Fortress Stockholder (collectively, “Fortress Stockholder Affiliates”), (C) any investment funds managed directly or indirectly by such Fortress Stockholder or any Fortress Stockholder Affiliate (a “Fortress Stockholder Fund”), (D) any general or limited partner of any Fortress Stockholder Fund, (E) any managing director, general partner, director, limited partner, officer or employee of any Fortress Stockholder Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (E) (collectively, “Fortress Stockholder Associates”) or (F) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which, consist solely of any one or more of such Fortress Stockholder, any general or limited partner of such Fortress Stockholder, any Fortress Stockholder Affiliates, any Fortress Stockholder Fund, any Fortress Stockholder Associates, their spouses or their lineal descendants.

“Restriction” with respect to any capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, shall mean any voting or other trust or agreement, option, warrant, preemptive right, right of first offer, right of first refusal, escrow arrangement, proxy, buy-sell agreement, power of attorney or other contract, any Law, license, permit or Judgment that, conditionally or unconditionally, (i) grants to any person the right to purchase or otherwise acquire, or obligates any person to sell or otherwise dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in any person acquiring, (A) any of such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, (B) any of the proceeds of, or any distributions paid or that are or may become payable with respect to, any of such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or (C) any interest in such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or any such proceeds or distributions, (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or any such proceeds or distributions or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to create a Lien or purported Lien affecting such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, proceeds or distributions.

“Subsidiary” with respect to any person means: (i) a corporation, a majority in voting power of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly owned by such person, by a Subsidiary of such person, or by such person and one or more Subsidiaries of such person, without regard to whether the voting of such capital stock is subject to a voting agreement or similar Restriction, (ii) a partnership or limited liability company in which such person or a Subsidiary of such person is, at the date of determination, (A) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (B) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company or (iii) any other person (other than a corporation) in which such person, a Subsidiary of such person or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof, has (A) the power to elect or direct the election of a majority of the members of the governing body of such person (whether or not such power is subject to a voting agreement or similar restriction) or (B) in the absence of such a governing body, a majority ownership interest.

(b) Fortress Stockholders, etc. In anticipation and in recognition that:

(1) the Initial Stockholder or its Permitted Transferees or their Affiliates will be significant stockholders of the Corporation;

(2) directors, officers and/or employees of the Fortress Stockholders and their Affiliates may serve as directors, officers and/or employees of the New Residential Entities and their Affiliates;

(3) the New Residential Entities and their Affiliates, on the one hand, and the Fortress Stockholders and their Affiliates, on the other hand, may engage in the same, similar or related lines of business and may have an interest in the same, similar or related areas of corporate opportunities;

(4) the New Residential Entities and their Affiliates, on the one hand, and the Fortress Stockholders and their Affiliates, on the other hand, may enter into, engage in, perform and consummate contracts, agreements, arrangements, transactions and other business relations; and

(5) the New Residential Entities and their Affiliates will derive benefits therefrom and through their continued contractual, corporate and business relations with the Fortress Stockholders and their Affiliates, the provisions of this Article TWELFTH are set forth to regulate, define and guide, to the fullest extent permitted by Law, the conduct of certain affairs of the New Residential Entities and their Affiliates as they may involve the Fortress Stockholders and their Affiliates and their officers and directors, and the powers, rights, duties and liabilities of the New Residential Entities and their Affiliates and their officers, directors and stockholders in connection therewith.

(c) Related Business Activities, etc. Except as the Fortress Stockholders and their Affiliates, on the one hand, and the New Residential Entities or their Affiliates, on the other hand, may otherwise agree in writing, the Fortress Stockholders and their Affiliates shall have the right to, and shall have no duty to abstain from exercising such right to, (i) engage or invest, directly or indirectly, in the same, similar or related business activities or lines of business as the New Residential Entities or their Affiliates, (ii) do business with any client, customer, vendor or lessor of any of the New Residential Entities or their Affiliates or (iii) employ or otherwise engage any officer, director or employee of the New Residential Entities or their Affiliates, and, to the fullest extent permitted by Law, the Fortress Stockholders and their Affiliates and officers, directors and employees thereof (subject to Part (e) of this Article TWELFTH) shall not have or be under any fiduciary duty, duty of loyalty nor duty to act in good faith or in the best interests of the Corporation or its stockholders and shall not be liable to the Corporation or its stockholders for any breach or alleged breach thereof or for any derivation of any personal economic gain by reason of any such activities of the Fortress Stockholders or any of their Affiliates or of any of their officer’s, director’s or employee’s participation therein.

(d) Corporate Opportunity, etc. Except as the Fortress Stockholders and their Affiliates, on the one hand, and the New Residential Entities or their Affiliates, on the other hand, may otherwise agree in writing, if the Fortress Stockholders or any of their Affiliates, or any officer, director or employee thereof (subject to the provisions of Part (e) of this Article TWELFTH), acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Fortress Stockholders or any of their Affiliates, none of the New Residential Entities or their Affiliates or any stockholder thereof shall have an interest in, or expectation that, such corporate opportunity be offered to it or that it be offered an opportunity to participate therein, and any such interest, expectation, offer or opportunity to participate, and any other interest or expectation otherwise due to the Corporation or any other New Residential Entity with respect to such corporate opportunity, is hereby renounced by the Corporation on its behalf and on behalf of the other New Residential Entities and their respective Affiliates and stockholders in accordance with Section 122(17) of the GCL. Accordingly, subject to Part (e) of this Article TWELFTH and except as the Fortress Stockholders or their Affiliates may otherwise agree in writing, (i) none of the Fortress Stockholders or their Affiliates or any officer, director or employee thereof will be under any obligation to present, communicate or offer any such corporate opportunity to the New Residential Entities or their Affiliates and (ii) the Fortress Stockholders and any of their Affiliates shall have the right to hold any such corporate opportunity for their own account, or to direct, recommend, sell, assign or otherwise transfer such corporate opportunity to any person or persons other than the New Residential Entities and their Affiliates, and, to the fullest extent permitted by Law, the Fortress Stockholders and their respective Affiliates and officers, directors and employees thereof (subject to Part (e) of this Article TWELFTH) shall not have or be under any fiduciary duty, duty of loyalty or duty to act in good faith or in the best interests of the Corporation, the other New Residential Entities and their respective Affiliates and stockholders and shall not be liable to the Corporation, the other New Residential Entities or their respective Affiliates and stockholders for any breach or alleged breach thereof or for any derivation of personal economic gain by reason of the fact that the Fortress Stockholders or any of their Affiliates or any of their officers, directors or employees pursues or acquires the corporate opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the corporate opportunity to another person, or the Fortress Stockholders or any of their Affiliates or any of their officers, directors or employees does not present, offer or communicate information regarding the corporate opportunity to the New Residential Entities or their Affiliates.

(e) Directors, Officers and Employees. Except as the Fortress Stockholders and their Affiliates, on the one hand, and the New Residential Entities or their Affiliates, on the other hand, may otherwise agree in writing, in the event that a director or officer of any of the New Residential Entities or their Affiliates who is also a director, officer or employee of any of the Fortress Stockholders or their Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity or is offered a corporate opportunity, if (i) such person acts in good faith and (ii) such knowledge of such potential transaction or matter was not obtained solely in connection with, or such corporate opportunity was not offered to such person solely in, such person’s capacity as director or officer of any of the New Residential Entities or their Affiliates, then (A) such director, officer or employee, to the fullest extent permitted by Law, (1) shall be deemed to have fully satisfied and fulfilled such person’s fiduciary duty to the Corporation, the other New Residential Entities and their respective Affiliates and stockholders with respect to such corporate opportunity, (2) shall not have or be under any fiduciary duty to the Corporation, the other New Residential Entities and their respective Affiliates and stockholders and shall not be liable to the Corporation, the other New Residential Entities or their respective Affiliates and stockholders for any breach or alleged breach thereof by reason of the fact that any of the Fortress Stockholders or their Affiliates pursues or acquires the corporate opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the corporate opportunity to another person, or any of the Fortress Stockholders or their Affiliates or such director, officer or employee does not present, offer or communicate information regarding the corporate opportunity to the New Residential Entities or their Affiliates, (3) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in, and not opposed to, the best interests of the Corporation and its stockholders for the purposes of Article SIXTH and the other provisions of this Amended and Restated Certificate of Incorporation and (4) shall not have any duty of loyalty to the Corporation, the other New Residential Entities and their respective Affiliates and stockholders or any duty not to derive any personal benefit therefrom and shall not be liable to the Corporation, the other New Residential Entities or their respective Affiliates and stockholders for any breach or alleged breach thereof for purposes of Article SIXTH and the other provisions of this Amended and Restated Certificate of Incorporation as a result thereof and (B) such potential transaction or matter that may be a corporate opportunity, or the corporate opportunity, shall belong to the applicable Fortress Stockholder or respective Affiliates thereof (and not to any of the New Residential Entities or Affiliates thereof).

(f) Agreements with Fortress Stockholders. The New Residential Entities and their Affiliates may from time to time enter into and perform one or more agreements (or modifications or supplements to pre-existing agreements) with the Fortress Stockholders and their respective Affiliates pursuant to which the New Residential Entities and their Affiliates, on the one hand, and the Fortress Stockholders and their respective Affiliates, on the other hand, agree to engage in transactions of any kind or nature with each other and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers and employees (including any who are directors, officers or employees of both) to allocate corporate opportunities between or to refer corporate opportunities to each other. Subject to Part (e) of this Article TWELFTH, except as otherwise required by Law, and except as the Fortress Stockholders and their Affiliates, on the one hand, and the New Residential Entities or their Affiliates, on the other hand, may otherwise agree in writing, no such agreement, or the performance thereof by the New Residential Entities and their Affiliates, or the Fortress Stockholders or their Affiliates, shall be considered contrary to or inconsistent with any fiduciary duty to the Corporation, any other New Residential Investment Corp. Entity or their respective Affiliates and stockholders of any director or officer of the Corporation, any other New Residential Investment Corp. Entity or any Affiliate thereof who is also a director, officer or employee of any of the Fortress Stockholders or their Affiliates or to any stockholder thereof. Subject to Part (e) of this Article TWELFTH, to the fullest extent permitted by Law, and except as the Fortress Stockholders or their Affiliates, on the one hand, and the New Residential Entities or their Affiliates, on the other hand, may otherwise agree in writing, none of the Fortress Stockholders or their Affiliates shall have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to in this Part (f) of Article TWELFTH and no director, officer or employee of the Corporation, any other New Residential Investment Corp. Entity or any Affiliate thereof who is also a director, officer or employee of the Fortress Stockholders or their Affiliates shall have or be under any fiduciary duty to the Corporation, the other New Residential Entities and their respective Affiliates and stockholders to refrain from acting on behalf of the Fortress Stockholders or their Affiliates in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

(g) Ambiguity. For the avoidance of doubt and in furtherance of the foregoing, nothing contained in this Article TWELFTH amends or modifies, or will amend or modify, in any respect, any written contractual arrangement between the Fortress Stockholders or any of their Affiliates, on the one hand and the New Residential Entities or any of their Affiliates, on the other hand.

(h) Application of Provision, etc. This Article TWELFTH shall apply as set forth above except as otherwise provided by Law. It is the intention of this Article TWELFTH to take full advantage of statutory amendments, the effect of which may be to specifically authorize or approve provisions such as this Article TWELFTH. No alteration, amendment, termination, expiration or repeal of this Article TWELFTH nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article TWELFTH shall eliminate, reduce, apply to or have any effect on the protections afforded hereby to any director, officer, employee or stockholder of the New Residential Entities or their Affiliates for or with respect to any investments, activities or opportunities of which such director, officer, employee or stockholder becomes aware prior to such alteration, amendment, termination, expiration, repeal or adoption, or any matters occurring, or any cause of action, suit or claim that, but for this Article TWELFTH, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

THIRTEENTH: The Corporation expressly elects not to be governed by Section 203 of GCL.

FOURTEENTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation, the Bylaws or the GCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend, alter or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Articles FIFTH, EIGHTH, TENTH or TWELFTH of this Amended and Restated Certificate of Incorporation or this Article FOURTEENTH.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this     day of         , 2013.

NEW RESIDENTIAL INVESTMENT CORP.

By:
Name:
Title:

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